EXHIBIT 10.15

CONSULTING AGREEMENT

PARTIES

    This agreement ("Agreement") is effective as of November 1, 2000 by and between Providian Bancorp Services, a California corporation ("Company"), and James V. Elliott ("Consultant").

RECITAL

    In an effort to accommodate the business impact of Consultant's separation from the Company, the Company desires to retain Consultant on a project basis for a limited period. In furtherance thereof, the Company and Consultant desire to enter into this Agreement.

AGREEMENT

    In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

  1.
  Engagement of Services; Scope.

    Consultant, pursuant to the provisions of this Agreement, is hereby retained by the Company to perform services on a project basis for the Company and, when designated by the Company, its affiliates ("Services") including, but not limited to: advising on the transition of Consultant's former Managing Director duties to the person or persons deemed appropriate by the Company; advising on Providian UK's relationship with the Financial Services Authority and the UK media; if requested, serving on the Board of an independent bank established by Providian UK and allowing his name to be submitted to the Financial Services Authority for that purpose in any application for such a bank; if requested, serving on the Board and/or the Executive Committee of the proposed joint venture with Great Universal Stores; and advising on any other aspect of Providian's existing or anticipated international business ventures. Said Services shall be performed by Consultant at the Company's request.

  2.
  Fees and Expenses.

  a.
  For each full hour Consultant performs Services for Company under this Agreement, Company shall pay Consultant a fixed fee of $150.00 per hour, but in no event less than four (4) hours for each day in which Services are rendered, payable within twenty-one (21) business days of the Company's receipt of Consultant's invoice containing date(s) of work performed, description(s) of the work performed, and the amount billed. Consulting fees for less than a full hour (for days on which more than four (4) hours work is performed) shall be prorated.

  b.
  Consultant shall be entitled to reimbursement by Company for all reasonable out-of-pocket expenses incurred in the performance of authorized Services. Consultant will provide original receipts or other appropriate documentation for all such expenses. Actual out-of-pocket expenses which are approved by the Company shall be reimbursed within twenty-one (21) business days of the Company's receipt of an invoice with appropriate documentation from Consultant, which shall identify, for related expense(s), the date(s) of the work performed and description(s) of the work performed. Reasonable incidental expenses include but are not limited to: internal UK travel and travel to and from the United States or other locations, as requested by the Company for the purpose of performing the Services; travel to and from the United States for Providian Financial

      Corporation Board meetings while Consultant serves on the Board; and airfare expenses for Consultant's spouse to travel to Providian Financial Corporation Board meetings while Consultant serves on the Board. Company agrees that business class airfare for international travel to and from the United States under this Agreement will be considered reasonable, or the next available higher class of service when business class is not available. Amounts paid for Consultant's spouse's travel shall be grossed-up for income tax purposes.

    c.
    Consultant shall invoice Company for the fees and expenses set forth in Sections 2(a) and (b) above. Company may withhold payment for any disputed portion of such invoices until such dispute is resolved.

    d.
    In addition to the information and documentation required by Sections 2(a) and (b) above, Consultant's invoices shall contain Consultant's U.S. tax identification number. Invoices shall be submitted to the Executive Vice President of International Business at Providian Financial Corporation, 201 Mission Street, San Francisco, California 94105.

    e.
    Consultant shall receive payment as a non-employee Providian Financial Corporation Board member at the current Board retainer rate, prorated for the period beginning with the effective date of Consultant's resignation as a regular employee of the Company and its affiliates, and continuing for such period as Consultant serves on the Board of Providian Financial Corporation.

  3.
  Additional Terms and Conditions.

  a.
  Housing:  The Company shall pay for the extension of Consultant's current residential lease on property located in London for an additional six (6) months from the effective date of this Agreement. In the event that payments pursuant to this provision must be reported as income to Consultant, said payments shall be grossed up for income tax purposes. The Company will reimburse Consultant for all business telephone calls made from the residence in connection with the performance of authorized Services, provided that such calls are properly invoiced and submitted pursuant to the terms set forth in Section 2 above.

  b.
  Stock Options:  (i) If Consultant continues to serve as a non-employee Director of Providian Financial Corporation or as a Consultant under this Agreement through May 11, 2001, the portion of the options granted to Consultant in his capacity as a regular employee on May 11, 2000 that is scheduled to vest on May 11, 2001, which represents the right to purchase 15,000 shares of Providian Financial Corporation common stock at the specified exercise price (the "Designated Stock Options"), shall vest on the earlier of (1) May 11, 2001 or (2) the occurrence of a change in control of the Company (as defined in the 2000 Stock Incentive Plan). However, in the event that Consultant engages in any Restricted Activities (as defined in Section 7(a) below) prior to the occurrence of (1) of (2) of this paragraph, Consultant shall forfeit said Designated Stock Options as well as any other stock options granted to Consultant in his capacity as a regular employee on May 11, 2000 under the 2000 Stock Incentive Plan. Upon vesting, the Designated Stock Options shall expire five years after the date of Consultant's retirement as defined in the 2000 Stock Incentive Plan.

  (ii)
  Any stock options that were granted to Consultant in his capacity as a non-employee Director of Providian Financial Corporation that are unvested on the effective date of his retirement as a regular employee will continue to vest according to the vesting schedule in the original grant agreement(s) so long as he continues to serve as a Director of Providian Financial Corporation.

      (iii)
      Any stock options that were granted to Consultant in his capacity as a regular employee of Providian Financial Corporation that are unvested on the effective date of his retirement as a regular employee may continue to vest according to the vesting schedule in the original grant agreement(s) if permitted by the relevant plan document(s).

      (iv)
      Any stock options granted to Consultant that vested prior to the effective date of his retirement as a regular employee shall continue to be governed by the terms and conditions in the original grant agreement(s).

    c.
    Restricted Stock:

    (i)
    Unvested Restricted Stock in the amount of 651 shares granted to Consultant under the Providian Financial Corporation Stock Ownership Plan while Consultant was a non-employee Director of Providian Financial Corporation shall continue to vest in accordance with the original grant agreement(s).

    (ii)
    Unvested Restricted Stock granted to Consultant while Consultant was a regular employee shall vest in accordance with the Providian Financial Corporation Stock Ownership Plan.

    d.
    Per Diem:  Company shall also pay Consultant a reasonable per diem meal allowance for each day Consultant is in the UK and for every day that Consultant is performing Services outside the UK, to be recommended by Ernst & Young LLP in London, subject to the mutual agreement of the parties.

    e.
    Visa Costs:  Company shall also pay all reasonable costs incurred to extend Consultant's existing immigration visa to permit performance under the terms of this Agreement.

    f.
    Taxes:  Company will pay to have Ernst & Young LLP prepare Consultant's taxes for the duration of this Agreement plus one year. Ernst & Young LLP will minimize United Kingdom liability, however, Consultant will not pay more than an established California resident.

    g.
    Moving Expenses:  Company shall pay to move Consultant's household goods from London, UK to the United States at a weight not to exceed 5,000 pounds.

  4.
  Term and Termination:

  a.
  Termination:  This Agreement may be terminated (i) at any time at Consultant's option with thirty (30) days prior written notice to Company, (ii) by either party upon the occurrence of a change in control (as defined in Consultant's Change in Control Agreement with the Company) by providing five (5) days prior written notice to the other party, (iii) at any time by the Company upon written notice to Consultant in the event that Consultant engages in any Restricted Activities under Section 7(a), or (iv) by the Company with thirty (30) days prior written notice but not prior to the occurrence of (iii) above or earlier than May 11, 2001. Any termination of this Agreement under this provision, other than as a result of Consultant's engaging in Restricted Activities or except as otherwise required by Providian Financial Corporation's by-laws, will not require Consultant to resign as a Director of Providian Financial Corporation. Nor will such termination affect the Company's obligation to pay Consultant's housing expense under Section 3(a), visa costs under Section 3(e), travel to and from Board meetings under Section 2(b), and moving expenses under Section 3(g).

  b.
  Term:  Unless previously terminated as set forth above, this Agreement shall terminate on May 31, 2001.

  5.
  Quality of Service.

    Consultant acknowledges that his personal involvement is critical to the Services to be rendered, and Consultant therefore agrees not to substitute other persons for himself or to substantially reduce his efforts as to the Services, without the prior written approval of the Company. Consultant agrees to perform the Services in a prompt, efficient, creative, and skillful manner.

  6.
  Independent Contractor Status.

  a.
  It is understood and agreed that Consultant shall perform the Services as an independent contractor. Consultant shall not be or represent himself to be an employee, agent, joint venturer or partner of the Company. Consultant shall not have (i) any authority to bind the Company in any respect. This consultancy agreement shall not create any entitlement to or participatory interest in any Company employee benefit, including vacation, insurance or health plan, or any pension, stock, stock option, bonus or profit sharing plan herein "Plans" not already created by these Plans. Execution of and performance under this agreement shall not be construed as a waiver of or a forfeiture of any rights Consultant may have under the Plans including but not limited to rights as a retiree or as a person who has continued unbroken service with the Company by virtue of serving as a Consultant and/or Director.

  b.
  When, for the convenience of the Company, Services shall be performed on Company premises, Company shall make available to Consultant such Company work space and other assistance, equipment and supplies as is reasonable and necessary for the performance of the Services, including an enclosed office and the assistance of other Company staff. Consultant agrees to comply with all rules and regulations established by Company governing access to and activity in and around Company's premises, including the furnishing to Company of information necessary for security and proprietary clearance.

  c.
  Consultant acknowledges that Consultant is subject to the control and direction of Company as to the designation of Services to be performed and the results to be accomplished, but not as to the means, methods or sequence used by Consultant for accomplishing the results.

  d.
  As an independent contractor, Consultant is responsible for paying any applicable taxes and insurance. In particular, the Company will not make unemployment insurance contributions on behalf of Consultant, withhold income tax from Consultant's payments, make disability insurance contributions on behalf of Consultant, or obtain workers' compensation insurance on behalf of Consultant. Consultant will indemnify the Company against any liability for any of the payments or withholdings described in this paragraph.

  7.
  Additional Activities.

  a.
  Limitations On Other Activities.  During the period in which Consultant provides Services under this Agreement (the "Consulting Period"), and for the one-year period following the termination of the Consulting Period, Consultant will not directly or indirectly (whether for compensation or without compensation), as an individual proprietor, partner, stockholder, officer, employee, advisor, director, joint venturer, investor, lender, or in any other capacity whatsoever (other than as the holder of not more than one percent (1%) of the total outstanding stock of a publicly held company), engage in any business activity in the consumer lending field (the "Field") or that involves the development, production, marketing or selling of retail credit card or other consumer products in the United States or abroad which are, directly or indirectly, identical to, substantially similar to, or competitive with, the credit card or other consumer products of the Company or any affiliate of the Company ("Restricted Activities"). The Restricted Activities are in addition to the limitations on Consultant's activities set forth in the Confidentiality Agreement (Exhibit A hereto).

    b.
    During the Consulting Period and for the one-year period following the termination of the Consulting Period, Consultant will not: (i) actively recruit, solicit or induce, or attempt to induce, any director, officer, employee or consultant of the Company or any affiliate of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company or any affiliate of the company; or (ii) intentionally solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, if any, of the Company or any affiliate of the Company who were contacted, solicited or served by Consultant during the Consulting Period.

    c.
    The restrictions set forth in Sections 7(a) and (b) are considered by the parties to be reasonable for the purposes of protecting the business of the Company. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

    d.
    Activities prohibited by the Paragraph 7. Do not apply to the practice of law relative to the described activities. Said practice can only commence at the expiration of this Consulting Agreement.

  8.
  Effect of Termination.

    Upon the termination of this Agreement, each party shall be released from all obligations and liabilities to the other party occurring or arising after the date of such termination, except that any termination of this Agreement shall not relieve (i) Consultant of Consultant's obligations under the Confidentiality Agreement (Exhibit A), (ii) Consultant or the Company from any liability arising from any breach of this Agreement, and (iii) Company of its obligations under the last sentence of Section 4(a). Upon termination of this Agreement for any reason whatsoever, Consultant shall promptly surrender and deliver to the Company all documents, notes, notebooks, drawings, specifications, calculations, sequences, data, including computerized data, and other materials of any nature pertaining to Consultant's work with the Company or any affiliate of the Company, and any documents or data of any description (or any reproduction of any documents or data) containing or pertaining to any proprietary or confidential information relating to the Company or any affiliate of the Company.

  9.
  Proprietary Information.

    Consultant agrees to execute and comply with the terms of the attached Confidentiality Agreement (Exhibit A hereto).

  10.
  Assignment.

    The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Consultant' Services, Consultant may not assign or delegate Consultant's obligations under this Agreement either in whole or in part without the prior written consent of the Company.

  11.
  Governing Law.

    The laws of the State of California shall govern with respect to this Agreement and any questions which may arise under this Agreement..

  12.
  Legal and Equitable Remedies.

    Because Consultant's Services are personal and unique and because Consultant may have access to and become acquainted with Company's and its affiliates' proprietary and confidential information, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

  13.
  Headings.

    The section headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such section nor in any way effect this Agreement.

  14.
  Severability.

    In the event that any one or more of the provisions of this Agreement shall be deemed invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provisions in every other respect and of the remaining provisions of this Agreement shall not in any way be impaired. Any ambiguity which arises by reason of such invalidity, illegality or unenforceability shall be construed in accordance with the overall intent of the parties as exhibited by the remaining provisions of this Agreement.

  15.
  Complete Understanding; Modification.

    This Agreement constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the parties hereto.

  16.
  Notices.

    Except as otherwise expressly provided herein, any and all written notices hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be sent by express courier, messenger or facsimile transmission, and shall be deemed given (i) when delivered by express courier or messenger or (ii) when transmitted by facsimile, receipt confirmed, with a hard copy sent concurrently by express courier for certified delivery to such address.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

PROVIDIAN BANCORP SERVICES	CONSULTANT

/S/ JOHN H. ROGERS	/S/ JAMES V. ELLIOTT
John H. Rogers	James V. Elliott
Executive Vice President
Address: 201 Mission St. San Francisco, CA 94105	Address:
Fax: (415) 278-6028	Fax:

EXHIBIT A
PROVIDIAN BANCORP SERVICES
 CONFIDENTIALITY AGREEMENT

    In consideration of my consulting engagement with Providian Bancorp Services (the "Company"), or one of its affiliates, I hereby agree as follows:

  1.
  Recognition of Company's Rights; Nondisclosure At all times during my consulting engagement and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except to the extent that disclosure, use or publication (i) is required in connection with my work for the Company, or (ii) is expressly authorized in writing by an officer of the Company.

    The term "Proprietary Information" shall mean any and all confidential, proprietary, or trade secret knowledge, data or information of the Company and/or its affiliated entities, including but not limited to the Company's strategic plans, new product plans, consumer marketing research and information, business results and financial information, ideas, processes, formulas, source and object codes, data, programs, database developments, and other works of authorship; know-how, improvements, discoveries, developments, designs and techniques; information regarding research and development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; information regarding the skills and compensation of Company employees; and any other confidential, proprietary or trade secret knowledge, data or information, in whatever form or medium, produced by or for the Company, except that Proprietary Information shall not include any information that has been made public in any source, either written or verbally.

  2.
  Third Party Information. I understand that the Company and its affiliated companies has received and in the future will receive from third parties including, but not limited to, customers, potential customers, and vendors, confidential or proprietary information ("Third Party Information") subject to a duty on the Company's (and/or affiliated companies') part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my consulting engagement and thereafter, I will hold such Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

  3.
  Property Rights. All right, title, and interest in and to all results and products of any services I perform for or on behalf of the Company shall at all times be and remain the sole and exclusive property of the Company, whether such results and products are interim or final, tangible or intangible. Such results and products include, without limitation, every invention, mask work, work of authorship, formula, trade secret, computer program (including without limitation, object code, source code, listings, routines, flow charts, algorithms and related documentation), manual, specification, technique, product, concept, know-how or similar property, whether or not patentable or copyrightable and whether or not embodied in any tangible form, that are made, developed, perfected, designed, conceived or first reduced to practice by me, either solely or jointly with others, in the course and scope of services I perform for or on behalf of the Company.

    I further agree that any patent, copyright, trade secret, trademark, mask work or other intellectual property rights that may arise from services I perform for or on behalf of the Company shall be in the name of, and are hereby exclusively assigned to, the Company. I shall without further consideration execute and deliver such instruments, and take such other actions, as the Company may reasonably require to establish, evidence, maintain, defend or enforce the exclusive ownership by the Company of such intellectual property rights and of any tangible works or property produced by me in the course of performing services for or on behalf of the Company.

    In accordance with the Company's instructions, I shall create and maintain for the benefit of the Company complete and accurate records of the services I perform and of the creation and development of any technology in which I participate. I shall not destroy any such records without the express consent of the Company.

    I understand that the provisions in this Section 3 do not apply to any invention that qualifies fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code. I have reviewed the notification on Exhibit 1 (Limited Exclusion Notification) attached hereto and agree that my signature acknowledges receipt of the notification.

  4.
  No Improper Use of Materials. During my consulting engagement with the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality. I will not bring onto Company premises any materials belonging to any former employer or any other person to whom I have an obligation of confidentiality without the consent of the former employer or person and the approval of my direct supervisor.

  5.
  No Conflicting Obligations. I represent that my performance of all the terms of this Agreement and as a consultant of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my consulting engagement with the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

  6.
  Return of Company Documents and Other Company Property. When I complete my consulting engagement with the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents together with all copies thereof; and any other material containing or disclosing any Third Party Information or Proprietary Information of the Company as well as any and all Company property.

    I have been informed and acknowledge that the unauthorized taking of the Company's trade secrets:

    (i)
    could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company's damages and attorneys' fees; and

    (ii)
    is a crime under California Penal Code Section 499(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

  7.
  No Solicitation. I agree that during the period of my consulting engagement with the Company and for one (1) year after the date of completion of my consulting engagement with the Company, I will not (i) induce any employee or consultant of the Company or affiliated company to leave the employ of the Company or affiliated company or (ii) solicit the business of any client or customer of the Company or affiliated company (other than on behalf of the Company).

  8.
  Legal and Equitable Remedies. The Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

  9.
  Governing Law. This Agreement will be governed by and construed according to the laws of the State of California.

  10.
  Entire Agreement. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties or compensation will not affect the validity or scope of this Agreement.

  11.
  Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

  12.
  Nothing herein shall prohibit Consultant from practicing law including but not limited to the areas of consumer lending. In the event that Consultant performs legal services for a direct competitor, Consultant acknowledges that the Company has a reasonable expectation of confidentiality as to all matters covered by the Confidentiality Agreement and that Consultant will be obligated in the performance of any legal services for a direct competitor to respect the Company's expectation of privacy.

  13.
  Survival. The provisions of this Agreement shall survive the termination of my consulting engagement and the assignment of this Agreement by the Company to any successor in interest or other assignee.

    I AGREE AND UNDERSTAND THAT NOTHING IN THIS AGREEMENT SHALL CONFER ANY RIGHT WITH RESPECT TO CONTINUATION OF MY CONSULTING ENGAGEMENT WITH THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH MY RIGHT OR THE COMPANY'S RIGHT TO TERMINATE MY CONSULTING ENGAGEMENT.

    THIS AGREEMENT SHALL BE EFFECTIVE AS OF THE FIRST DAY OF MY CONSULTING ENGAGEMENT WITH THE COMPANY.

    I UNDERSTAND THAT THIS AGREEMENT RESTRICTS THE DISCLOSURE AND/OR USE OF THE COMPANY'S PROPRIETARY AND CONFIDENTIAL INFORMATION DURING OR SUBSEQUENT TO MY CONSULTING ENGAGEMENT WITH THE COMPANY.

    I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Date	Consultant's Signature
ACCEPTED AND AGREED TO: Providian Bancorp Services	By:
Date:

Confidentiality Agreement
Exhibit 1

LIMITED EXCLUSION NOTIFICATION

    THIS IS TO NOTIFY YOU in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1.
Relate at the time of conception or reduction to practice of the invention to the Company's business, or actual or demonstrably anticipated research or development of the Company; or

2.
Result from any work performed by you for the Company.

    To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded under the preceding paragraph, the provision is against the public policy of the State of California and is unenforceable.

    This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

I ACKNOWLEDGE RECEIPT of a copy of this notification.

By:	Date:

Consultant's Signature

Print: Consultant's Name
ACCEPTED AND AGREED TO: Providian Bancorp Services	By:
Date: